ADVANCED CREDIT TECHNOLOGIES, INC.

RELATED PARTY TRANSACTIONS POLICY

Effective November 2, 2017

1.    Introduction. Under the Code of Ethics for Advanced Credit Technologies, Inc. (the "Company"), employees, officers and directors must report to the Board of Directors any activity that would cause or appear to cause a conflict of interest on his or her part. The Board of Directors (the "Board") of the Company recognizes that certain transactions present a heightened risk of conflicts of interest or the perception thereof. Therefore, the Board has adopted this Related Party Transactions Policy (the "Policy") to ensure that all Related Party Transactions (as defined below) shall be subject to review, approval or ratification in accordance with the procedures set forth below.

2.    Definitions. For purposes of this Policy, the following terms shall have the following meanings:

"Immediate Family Member" means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a person, and any person (other than a tenant or an employee) sharing the household of such person.

"Related Party" means any person who is or was (since the beginning of thelast fiscal year for which the Company has filed an Annual Report on Form 10-K and proxy statement, even if such person does not presently serve in that role) an executive officer, director or nominee for director of the Company, any shareholder owning more than 5% of any class of the company's voting securities, or an Immediate Family Member of any such person.

"Related Party Transaction" means any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which (i) the Company or any of its subsidiaries is or will be a participant, and (ii) any Related Party has or will have a direct or indirect interest. This also includes any material amendment or modification to an existing Related Party Transaction.

3. Procedures. It is the responsibility of the Board to administer this Policy.

Prior to entering into a Related Party Transaction, the Related Party (or if the Related Party is an Immediate Family Member of an executive officer or director of the Company, such executive officer or director) shall notify the Company's General Counsel of the facts and circumstances of the proposed transaction. The General Counsel will report the Related Party Transaction, together with a summary of the material facts, to the Board for consideration at the next regularly scheduled Board meeting.

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The Board shall review all of the relevant facts and circumstances of all Related Party Transactions and either approve or disapprove of the entry into the Related Party Transaction, subject to the exceptions described below. In determining whether to approve or ratify a Related Party Transaction, the Board shall take into account, among other factors it deems appropriate, (i) whether the transaction was undertaken in the ordinary course of business of the Company, (ii) whether the Related Party Transaction was initiated by the Company, a subsidiary or the Related Party, (iii) whether the transaction with the Related Party is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party, (iv) the purpose of, and the potential benefits to the Company of, the Related Party Transaction, (v) the approximate dollar value of the amount involved in the Related Party Transaction, particularly as it relates to the Related Party, (vi) the Related Party's interest in the Related Party Transaction and (vii) any other information regarding the Related Party Transaction or the Related Party that would be material to investors in light of the circumstances of the particular transaction.

The Board shall review all relevant information available to it about the Related Party Transaction. The Board may approve the Related Party Transaction only if the Board determines in good faith that, under all of the circumstances, the transaction is in the best interests of the Company and its shareholders. The Board, in its sole discretion, may impose such conditions as it deems appropriate on the Company or the Related Party in connection with the approval of the Related Party Transaction.

If a Related Party Transaction involves a Related Party who is a director or an Immediate Family Member of a director, such director may not participate in any discussion or vote regarding approval or ratification of approval such transaction. However, such director shall provide all material information concerning the Related Party Transaction to the Board. Such director may be counted in determining the presence of a quorum at a meeting of the Board that considers such transaction.

If the Company becomes aware of a Related Party Transaction that has not been approved under this Policy, the Related Party Transaction shall be reviewed in accordance with the procedures set forth herein and, if the Board determines it to be appropriate, ratified at the Board's next regularly scheduled meeting. In any case where the Board determines not to ratify a Related Party Transaction that has been commenced without approval, the Board may direct additional actions including, but not limited to, immediate discontinuation or rescission of the transaction, or modification of the transaction to make it acceptable for ratification.

4.                     Ongoing Transactions. If a Related Party Transaction will be ongoing, the Board may establish guidelines for the Company's management to follow in its ongoing dealings with the Related Party. Thereafter, the Board, on at least an annual basis, shall review and assess ongoing relationships with the Related Party to ensure that they are in compliance with the Board's guidelines and that the Related Party Transaction remains appropriate.

5.                     Existing Policies and Procedures.

Related Party Transactions must also comply with the Company's existing policies and procedures, including the Code of Ethics and Conflict of Interest Policy included in the Company’s bylaws.

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I, ________________________ (employee name), acknowledge that on ______________________ (date), I received and read a copy of the Related Party Transactions Policy dated September 26, 2017 and understand that it is my responsibility to be familiar with and abide by its terms.

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Dated:

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